Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated October 6, 2011 (including amendments thereto) with respect to the Common Stock of General Employment Enterprises, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 6, 2011

/s/ Brad A. Imhoff
BRAD A. IMHOFF

ASHLEY ELLIS LLC

By:	/s/ Brad A. Imhoff
	Name:	Brad A. Imhoff
	Title:	Sole Member